Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-209252 and 333-217636 on Form S-3 and Registration Statement Nos. 333-217634, 333-210376, 333-197737, 333-180976, 333-108467, 333-90976 and 333-83190 on Form S-8 of Centene Corporation of our report dated March 22, 2018 related to the consolidated financial statements of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) as of and for the years ended December 31, 2017 and 2016, appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

Williamsville, New York

March 26, 2018